Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2024, Lionheart Holdings, a Cayman Islands exempted company (“we,” “our,” “us” or “Company”), had the following three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our (i) units, consisting of one Class A ordinary shares, $0.0001 par value per share (the “Class A Ordinary Shares”) and one-half of one redeemable warrant (the “Public Warrants”), with each whole Public Warrant entitling the holder thereof to purchase one Class A Ordinary Share (the “Units”), (ii) Class A Ordinary Shares, and (iii) Public Warrants, with each whole Public Warrant exercisable for one Class A Ordinary Share for $11.50 per share.

Pursuant to our amended and restated memorandum and articles of association, as amended and currently in effect (the “Amended and Restated Charter”), our authorized capital stock consists of 550,000,000 Ordinary Shares, including 500,000,000 Class A Ordinary Shares and 50,000,000 Class B ordinary shares, $0.0001 par value per share (the “Class B Ordinary Shares”, and together with the Class A Ordinary Shares, the “Ordinary Shares”), and 5,000,000 preference shares, $0.0001 par value per share. The following description summarizes the material terms of our securities registered under Section 12 of the Exchange and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our Amended and Restated Charter and the warrant agreement, dated June 17, 2024, we entered into with Continental Stock Transfer & Trust Company (“Continental”), as warrant agent (the “Warrant Agreement”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Report”) of which this Exhibit 4.5 is a part.

Defined terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Report.

Units

Each Unit consists of one Public Share and one-half of one Public Warrant. Each whole Public Warrant entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share. Pursuant to the Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of the Class A Ordinary Shares.

Class A Ordinary Shares

Holders of record of Ordinary Shares are entitled to one vote for each share held on all matters to be voted on by shareholders at meetings of shareholders. However, only holders of Class B Ordinary Shares have the right to (i) appoint or remove directors in any election held prior to or in connection with the completion of our initial Business Combination, meaning that holders of Class A Ordinary Shares will not have the right to appoint any directors until after the completion of our initial Business Combination and (ii) continue the company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend or to adopt a new Amended and Restated Charter, in each case, as a result of our approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). The provisions of our Amended and Restated Charter governing these matters prior to our initial Business Combination may only be amended by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of our initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of our shareholders. On any other matter submitted to a vote of our shareholders prior to or in connection with the completion of our initial Business Combination, holders of Class A Ordinary Shares and holders of Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders except as required by law. Approval of certain actions will require a special resolution under Cayman Islands law, which (except as outlined above) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of our shareholders, and pursuant to our Amended and Restated Charter; such actions include amending our Amended and Restated Charter (other than the provisions referred to above) and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares entitled to vote and voted for the appointment of directors can appoint all of the directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

We will provide our Public Shareholders with the opportunity to redeem, regardless of whether they abstain, vote for, or against, our initial Business Combination, all or a portion of their Public Shares in connection with the completion of our initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of our initial Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. Our Sponsor, officers and directors have entered into the Letter Agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of our initial Business Combination.

If we seek shareholder approval of our initial Business Combination and we do not conduct redemptions in connection with our initial Business Combination pursuant to the tender offer rules, our Amended and Restated Charter provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming such Public Shares with respect to more than an aggregate of 15% of the shares sold in the Initial Public Offering (the “Excess Shares”) without our prior consent. However, we would not be restricting our Public Shareholders’ ability to vote all of their Public Shares (including Excess Shares) for or against our initial Business Combination. Our Public Shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial Business Combination, and such Public Shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such Public Shareholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial Business Combination. And, as a result, such Public Shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose such Public Shares would be required to sell their Public Shares in open market transactions, potentially at a loss.

In the event of a liquidation, dissolution or winding up of our Company after a Business Combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Ordinary Shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our Public Shareholders with the opportunity to redeem their Public Shares for cash at a per share price equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, upon the completion of our initial Business Combination, subject to the limitations and on the conditions described in the Report.

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial Business Combination, provided that we have an effective registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder.

The Public Warrants will expire five years after the completion of our initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue a Class A Ordinary Share upon exercise of a Public Warrant unless the Class A Ordinary Share issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a Unit containing such Public Warrant will have paid the full purchase price for the Unit solely for the Public Share underlying such Unit.

We registered the Class A Ordinary Shares issuable upon exercise of the Public Warrants in the IPO Registration Statement because the Public Warrants will become exercisable 30 days after the completion of our initial Business Combination, which may be within one year of the Initial Public Offering. However, because the Public Warrants will be exercisable until their expiration date of up to five years after the completion of our initial Business Combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of our initial Business Combination, under the terms of the Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of our initial Business Combination, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the IPO Registration Statement or a new registration statement covering the registration under the Securities Act of the Class A Ordinary Shares issuable upon exercise of the Public Warrants and thereafter will use our commercially reasonable efforts to cause the same to become effective within 60 business days following our initial Business Combination and to maintain a current prospectus relating to the Class A Ordinary Shares issuable upon exercise of the Public Warrants until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the Public Warrants is not effective by the sixtieth (60) business day after the closing of our initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement.

Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant; upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of our initial Business Combination and ending three business days before we send the notice of redemption to the warrant holders.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Ordinary Shares issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those Class A Ordinary Shares is available throughout the measurement period. If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of Class A Ordinary Shares upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such Class A Ordinary Shares under the blue sky laws of the state of residence in those states in which the Public Warrants were offered by us in the Initial Public Offering.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Ordinary Shares outstanding immediately after giving effect to such exercise.

The Public Warrants have certain anti-dilution and adjustment rights upon certain events.

The Public Warrants were issued in registered form under the Warrant Agreement between Continental, as warrant agent, and us. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Public Warrants and the Warrant Agreement set forth in the Report, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement, (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Public Warrants or (iv) to provide for the delivery of the Alternative Issuance (as defined in the Warrant Agreement). All other modifications or amendments require the vote or written consent the holders of at least 50% of the then-outstanding Public Warrants, except that amending our Warrant Agreement requires a vote of holders of at least 50% of the Private Placement Warrants (including the vote or written consent of the underwriters) or Working Capital Warrants solely with respect to any amendment to the terms of the Private Placement Warrants or Working Capital Warrants (including, for the avoidance of doubt, the forfeiture or cancellation of any Private Placement Warrants or Working Capital Warrants). You should review a copy of the Warrant Agreement, which was filed as an exhibit to the IPO Registration Statement for a complete description of the terms and conditions applicable to the Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Public Warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Ordinary Shares to be issued to the warrantholder.

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